Exhibit 23.4
CONSENT OF EXPERT
I, Richard Kiel, hereby consent to the use of and reference to its name, and to information contained in the part(s) of the technical report summary titled "Technical Report Summary on the Çöpler Property, Türkiye, SEC SK-1300 with an effective date of October 31, 2023, and dated February 12, 2024" that were signed and certified by me, as included in SSR Mining Inc.'s Annual Report on Form 10-K for the year ended December 31, 2023, and as described or incorporated by reference in SSR Mining Inc.’s Registration Statement on Form S-8, filed with the United States Securities and Exchange Commission on December 18, 2024.
Dated this 18th day of December, 2024.

WSP USA Inc.

/s/ "Richard Kiel"
Richard Kiel, P.E. (Registered Professional Engineer - Colorado, U.S. (Registration No. 0034511))